UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2022

Commission File Number: 001-39896

PLAYTIKA HOLDING CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	81-3634591
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Playtika Ltd.
HaChoshlim St 8
Herzliya Pituach, Israel 4672408
972-73-316-3251

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PLTK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b 2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On August 24, 2022, the Board of Directors (the “Board”) of Playtika Holding Corp. (the “Company”) approved the disclosure of certain information related to its previously announced strategic alternative process in anticipation of commencing a potential issuer self-tender offer (the “Offer”) to repurchase up to $600 million in shares of common stock, par value $0.01, of the Company (“Shares”) in the near future at a fixed price based on a customary premium for issuer self-tender offers. The size of the Offer to be repurchased, the price per Share, and the timing of the Offer will depend on a variety of factors, including market conditions, regulatory requirements, and other corporate considerations. Furthermore, the Company may decide not to commence the Offer and, if commenced, could amend or terminate the Offer in accordance with applicable law and the terms of the Offer.

In the fall of 2021, the Company’s controlling stockholder group, Playtika Holding UK II Limited, Alpha Frontier Limited, Shanghai Cibi Business Information Consultancy Co., Ltd., Shanghai Jukun Network Technology Co., Ltd., Giant Network Group Co., Ltd., Giant Investment Co., Ltd., Yuzhu Shi, Hazlet Global Limited, Equal Sino Limited and Jing Shi (collectively, the “Giant/Alpha Group”) indicated to the Company that it was interested in selling a portion of its Shares. The Company agreed, at the direction of the Board, to cooperate with the Giant/Alpha Group to seek to launch a secondary offering to sell a portion of the Shares held by the Giant/Alpha Group in the fourth quarter of 2021. The Company prepared and confidentially submitted with the Securities and Exchange Commission a registration statement; however, following the Company’s 2021 third quarter earnings release, the Giant/Alpha Group ultimately declined to proceed with the offering, based on market conditions. Following that process, in late 2021, the Giant/Alpha Group indicated to the Company that it was interested in potentially exploring its options to sell a significant portion of its Shares to address its liquidity needs arising from debt maturities involving certain members of the Giant/Alpha Group.

On January 24, 2022, following further discussions between the Company and the Giant/Alpha Group regarding the Giant/Alpha Group’s potential interest in selling Shares, the Giant/Alpha Group and the Company jointly announced the Giant/Alpha Group’s intent to explore options to sell approximately 15-25% of the Company’s total outstanding Shares. Following this announcement, the Company, at the instruction of the Board, communicated to the Giant/Alpha Group that, based on the market conditions, the current market price of the Company’s Shares, in-bound interest regarding a potential purchase of the Company received by Raine Securities LLC (“Raine”), who at the time was engaged as the Company’s financial advisor, and the interest in seeking strategic alternatives in which all of the Company’s stockholders could participate and benefit, the Company intended to publicly announce its intention to review its strategic alternatives to seek to maximize value for all stockholders, for which the Giant/Alpha Group expressed support. On February 24, 2022, the Company publicly announced that the Board initiated a process to evaluate strategic alternatives to maximize value for stockholders, including evaluating a potential sale of the entire Company or other possible transactions. After such Board approval, the Company also instructed Raine to initiate an outreach process to explore third-party interest in a potential strategic transaction. On February 25, 2022, the Giant/Alpha Group publicly disclosed its support of the Company initiating such a process.

In light of the Giant/Alpha Group’s ongoing liquidity needs and the Company’s announcement of its independent review of its strategic alternatives, and the potential conflicts that could arise in connection therewith, on March 4, 2022, the Board formed the Special Committee of the Board (the “Special Committee”), comprised of independent and disinterested directors, pursuant to a charter granting the Special Committee authority to consider, investigate, evaluate, analyze, negotiate, reject and make recommendations to the Board to approve or reject, any definitive agreements, arrangements, waivers or consents entered into or given by the Company in connection with potential strategic alternatives available to the Company, including a potential strategic transaction that could result in a change of control of the Company. The Special Committee’s charter also granted it authority to determine not to pursue any transaction. After interviewing several law firms and financial advisors, the Special Committee retained Sidley Austin LLP (“Sidley”) and Richards, Layton & Finger PA (“RLF”) as its legal counsel, and Raine and Houlihan Lokey, Inc. (“Houlihan”) as its financial advisors.

Following its formation, and after receiving advice from its legal counsel, the members of the Special Committee confirmed that they were independent and disinterested with respect to the strategic alternatives review process. The Special Committee met over 40 times between its formation and August 24, 2022 in connection with the strategic alternatives review process. Beginning in March 2022 and with the assistance of and guidance from its financial advisors, the Special Committee authorized the continuation of the outreach process that had been initiated by the Company. Representatives of Raine ultimately contacted approximately 50 potential counterparties, the Company signed non-disclosure and standstill agreements with 14 potential counterparties (to whom the Company provided access to due diligence materials) and representatives of Raine, on behalf of and at the direction of the Special Committee engaged in discussions and negotiations with a number of those potential counterparties regarding a range of potential strategic transactions described more fully below.

In early March 2022, shortly following the formation of the Special Committee, four preliminary written non-binding proposals from third-party bidders were submitted, three for 100% of the outstanding Shares of the Company and one for 49.9% of the outstanding Shares, with preliminary indications of price ranging between $23.00 and $27.00 per Share. After providing further due diligence, and coincident with broader adverse changes to the economic environment, including decreasing consumer spending, rising interest rates and increasing inflation, and the continued escalation of the Russia-Ukraine conflict, as well as the impacts of those changes on the Company, following several months of engagement and negotiation, each of the parties that initially delivered preliminary proposals either lowered its price or otherwise modified its proposal in a manner that was less favorable to stockholders than its original proposal. Throughout this period, the Giant/Alpha Group was also running a parallel process in connection with its review of alternatives.

On May 6, 2022, the Giant/Alpha Group informed the Company that it would likely need to sell a portion of its Shares into the public market to meet the Giant/Alpha Group’s near-term liquidity needs, unless the Company proposed to the Giant/Alpha Group a strategic alternative that would otherwise meet such needs on terms acceptable to the Giant/Alpha Group. Based on this information, the Special Committee considered with its advisors the potential impacts of such a sale by the Giant/Alpha Group on the Company’s strategic review process and the Company generally (including the Company’s trading volume), as well as the risks related to a potential forced sale of Shares held by the Giant/Alpha Group, or exercise of creditors’ rights against the Giant/Alpha Group if the Giant/Alpha Group were unable to resolve its liquidity issues. Following these discussions, the Special Committee instructed management and its advisors to seek to solicit final proposals from potential third parties in advance of the potential near-term liquidity needs of the Giant/Alpha Group as communicated to the Special Committee.

Beginning in April 2022 and throughout several months as set forth below, the Special Committee, through its financial advisors, continued to solicit non-binding proposals in connection with various potential strategic alternatives. During the course of this outreach, representatives of Raine, on behalf of and at the direction of the Special Committee, engaged in negotiations with a number of potential counterparties regarding a variety of potential transactions. During this process, the Company received various second round indications of interest and non-binding proposals, including the following:

•

In April 2022, the Company received a written non-binding proposal from one of the third-party financial bidders that had provided a preliminary proposal in March 2022 to purchase 100% of the outstanding Shares of the Company (“Party A”), pursuant to which the Company would issue $1.75-$2.5 billion in convertible redeemable preferred stock, with the proceeds to be used, in combination with new indebtedness and Company cash, to repurchase Shares from the public at a premium to then-current market prices. In May 2022, Party A submitted a revised proposal for the Company to issue $1.5 billion in convertible redeemable preferred stock (with an increasing annual dividend). Thereafter, in early June 2022, Party A submitted a revised non-binding proposal, pursuant to which the Company would repurchase 75 million Shares from the public at a purchase price at $8.00, and Party A would purchase approximately 150 million Shares from the Giant/Alpha Group at the same price.

•

In May 2022, the Company received a written non-binding proposal from a third-party financial bidder (“Party B”), pursuant to which the Company would issue $1.5 billion in non-convertible redeemable preferred stock (with an increasing annual dividend) to Party B, with the proceeds to be used to repurchase Shares from the public at an undisclosed price, and would issue warrants to purchase 5.0% of the total outstanding Shares (prior to the repurchase) to Party B with an exercise price per Share of $13.95.

•

In early June 2022, the Company received a written non-binding proposal from a group of third-party financial sponsors (“Group Y”) pursuant to which the Company would issue $1.5 billion in convertible redeemable preferred stock (with an annual dividend) to Group Y, with the proceeds to be used to repurchase Shares from the public at a 10% premium, and Group Y would acquire from the Giant/Alpha Group, in exchange for $1.0 billion in cash, 83.3 million Shares held by the Giant/Alpha Group, and an option to acquire the Giant/Alpha Group’s remaining Shares at an exercise price per Share of $16.00.

•	In June 2022, the Company received an oral non-binding proposal from a third-party financial bidder to purchase an unspecified minority interest in the Company for $10.00 per Share.

During such period, the Special Committee and its representatives engaged in regular communication with representatives of the Giant/Alpha Group regarding the material developments related to the Company’s strategic review process, including the non-binding proposals received and the negotiations and developments related thereto. During the same period, representatives of the Giant/Alpha Group and the Special Committee engaged in further negotiations with bidders. Ultimately, the Giant/Alpha Group communicated to the Special Committee that, upon review of the economic terms proposed by each of the various bidders (including revised terms following decreases in the Company’s stock price and an assessment regarding the extent to which bidders would likely modify their terms in a favorable way to stockholders), the Giant/Alpha Group was not supportive of any of the non-binding proposals received by the Company at the time they were being considered based on their terms, and, as a result, the Special Committee did not make specific counter-offers or seek to further engage in negotiations of specific transaction terms with such bidders.

In May 2022, financial advisors to the Giant/Alpha Group indicated to the Special Committee that, as a result of certain near-term debt maturities payable by certain members of the Giant/Alpha Group, the Giant/Alpha Group needed to generate near-term liquidity of approximately $300-350 million in June 2022, which the Giant/Alpha Group intended to achieve through open market sales of Shares owned by the Giant/Alpha Group absent another transaction involving the Company. To meet this near-term liquidity requirement, the Giant/Alpha Group requested that the Special Committee evaluate potential options to return capital to stockholders as part of its review of the Company’s strategic alternatives, preferably through a dividend. Representatives of the Giant/Alpha Group also informed the Special Committee that equity interests of a member of the Giant/Alpha Group that indirectly beneficially owns approximately 212 million Shares are encumbered, and that the Giant/Alpha Group did not yet have any viable option to satisfy its stated near-term liquidity requirement other than through a transaction involving the Company (or sales of Shares in the open market). The Special Committee informed the Giant/Alpha Group that it was not in favor of recommending that the Company issue a dividend at that time in light of, among other things, the potential for other forms of return of capital transactions to involve a more efficient outlay of cash by the Company. In response, the Giant/Alpha Group requested that the Company evaluate commencing a pro rata tender offer by the Company to the holders of all Shares of the Company, which the Giant/Alpha Group stated they would support, provided that the terms thereof would satisfy their near-term liquidity needs for the maturities scheduled to become due in June 2022.

With respect to the subsequent maturities beyond the near-term maturities in June 2022, the Giant/Alpha Group indicated that they intended to evaluate their potential alternatives for liquidity, including continuing to explore potential transactions involving the sale of Shares held by the Giant/Alpha Group (including through negotiated purchases or open market sales), as well as potential sales of other assets owned by the Giant/Alpha Group and other alternative financing or refinancing opportunities that may be available to the Giant/Alpha Group depending on market conditions and other factors. Representatives of the Giant/Alpha Group informed the Special Committee that the exact amount, timing and structure of any potential future sales of Shares by the Giant/Alpha Group would depend on multiple factors, including market conditions, the Company’s business and financial performance and any alternative financing options available to the Giant/Alpha Group. In addition, representatives of the Giant/Alpha Group indicated to the Special Committee that the timing and amount of maturing indebtedness were subject to change and renegotiation, and that the Giant/Alpha Group’s liquidity needs may ultimately differ from the information provided to the Special Committee at that time. During the course of the Special Committee’s discussions with the Giant/Alpha Group, the Giant/Alpha Group provided various updates as to the amount of indebtedness due and the dates at which it became due.

In this context, the Special Committee continued to assess a variety of potential strategic alternatives and was actively engaged in negotiations with third parties regarding the viability of various strategic alternatives in addition to deciding whether to recommend any transaction or whether to determine not to pursue any transaction, including (i) a negotiated private repurchase of Shares from the Giant/Alpha Group by the Company; (ii) an issuance by the Company of convertible preferred equity securities or straight preferred equity securities with warrant coverage or a common equity issuance at a discount, in each case coupled with a Share repurchase or dividend; (iii) facilitating or encouraging a sale by the Giant/Alpha Group of Shares (through market sales or otherwise) to a third party; (iv) a take-private transaction of the Company (in which the Giant/Alpha Group would rollover a portion of their equity or otherwise); (v) a debt recapitalization by the Company followed by a dividend to stockholders of the Company or a tender offer or other Share repurchase transactions by the Company; and (vi) a cash-funded dividend, tender offer or Share repurchase transaction. As part of such assessment, representatives of the Special Committee were actively engaged in discussions with third parties regarding potential strategic alternatives, and representatives of the Giant/Alpha Group and representatives of the Special Committee engaged in discussions regarding the potential size and terms of various alternatives, including an issuer self-tender.

On June 27, 2022, Playtika Holding UK II Limited (“PHUK II”), a member of the Giant/Alpha Group, entered into that certain Stock Purchase Agreement (the “Joffre SPA”), dated as of June 27, 2022, with Joffre Palace Holdings Limited (“JPHL”), an affiliate of Joffre, providing for the purchase by JPHL of 106,102,467 Shares from PHUK II (the “Purchased Shares”), subject to the terms and conditions thereof. Following the execution of the Joffre SPA, representatives of the Giant/Alpha Group informed the Company that the Giant/Alpha Group would be focusing their attention on the consummation of the transactions contemplated by the Joffre SPA and that they would not be further pursuing discussions relating to a tender offer at that time. Pursuant to the terms of the Joffre SPA, JPHL paid PHUK II a deposit of $50.0 million (which is subject to forfeiture until the Closing (as defined in the Joffre SPA) upon specified events), and JPHL would take ownership of the Purchased Shares in exchange for a portion of the purchase price at the Pre-Closing (as defined in the Joffre SPA), with another significant portion of the purchase price to be paid at the Closing (as defined in the Joffre SPA). As a condition to the Pre-Closing, the Giant/Alpha Group was required to cause one of its affiliates on the Board to resign, and it was also a condition to the Pre-Closing that a director designated by JPHL be appointed to replace such director by July 11, 2022. Representatives of the Giant/Alpha Group informed the Special Committee that the Pre-Closing, initially scheduled to occur on July 26, 2022, was extended to August 25, 2022 by mutual agreement of the parties to the Joffre SPA in accordance with the provisions of the Joffre SPA. In addition, the Joffre SPA provides that, if the Company repurchases Shares from PHUK II in a Company tender offer, including the Offer, before the Pre-Closing occurs, the number of Purchased Shares shall be reduced by the number of Shares repurchased and the Pre-Closing Payment Amount (as defined therein) shall be adjusted as provided in the Joffre SPA. The Closing (as defined in the Joffre SPA) remains subject to certain conditions, and JPHL has the right to terminate the Joffre SPA at any time prior to that date, and either party may terminate if the Closing has not occurred by December 28, 2022. A condition to the Closing is the appointment of a second director designated by JPHL.

As part of the consideration of the potential appointment to the Board of a director designated by JPHL as contemplated by the Joffre SPA, the Special Committee and its advisors engaged in extensive discussions with JPHL and representatives of the Giant/Alpha Group regarding governance matters in an effort to seek to protect the interests of the Company’s stockholders (including all stockholders other than the Giant/Alpha Group). On July 11, 2022, the Board appointed Mr. James Lu, a principal of JPHL, to the Board, effective upon the resignation of Ms. Wei Liu on that same date. Concurrently therewith, the Company executed that certain Stockholders Agreement (the “Joffre SHA”), with JPHL pursuant to which (i) JPHL will vote, and will cause its affiliates to vote, at any Company stockholders meeting or upon any request for written consent of the stockholders of the Company, all of the Purchased Shares (x) in favor of the election of each of the nominees that have been nominated by the Board for election as a director of the Company and (y) against the election of any nominees that have not been nominated by the Board for election as a director of the Company, in each case, as long as Mr. Lu or any other director nominee proposed by JPHL for appointment to the Board (“Joffre Director”) is serving as a director on the Board; and (ii) JPHL will cause Mr. Lu and any other Joffre Director to immediately and unconditionally resign from the Board if: (a) the Joffre SPA is terminated for any reason prior to the occurrence of the Closing, (b) the Pre-Closing has not occurred by December 26, 2022, or if the Closing has not occurred by June 26, 2023, without the consent of the Board (or applicable committee thereof), or (c) JPHL and its affiliates cease in the aggregate to beneficially own fifteen percent (15%) or more of the total outstanding shares of common stock of the Company during the period of time beginning from and after the Pre-Closing. In mid-July, 2022, a representative of JPHL orally informed representatives of the Company that JPHL had fully committed debt and equity financing to consummate the transactions contemplated by the Joffre SPA; however, the Company has not, through the date hereof, been provided definitive documentation with respect to such financing.

On July 26, 2022, representatives of the Giant/Alpha Group informed the Company that JPHL and PHUK II made the required filings under the Hart-Scott Rodino Antitrust Improvements Act of 1976 to approve JPHL’s acquisition of the Purchased Shares, which would result in the expiration of the waiting period at 11:59 PM, Eastern Time, on August 25, 2022 absent a second request for information from the U.S. Department of Justice. On August 2, 2022, representatives of JPHL informed representatives of the Giant/Alpha Group that the U.S. Department of Justice submitted questions to JPHL regarding its filing.

On July 25, 2022, representatives of the Giant/Alpha Group requested that the Company consider evaluating a potential tender offer again, which together with the transactions contemplated by the Joffre SPA (after giving effect to a reduction in the number of shares sold thereunder and associated purchase price revisions), would enable the Giant/Alpha Group to meet its stated near-term liquidity needs. Throughout the latter half of July 2022, the Special Committee evaluated potential alternatives to the Offer, including a direct privately negotiated Share buyback from the Giant/Alpha Group, other capital return transactions, other third-party strategic transactions and the Company not engaging in any such transaction at the time, in light of macroeconomic uncertainty and the pendency of the transactions contemplated by the Joffre SPA. On July 27, 2022, advisors to the Special Committee requested that the Giant/Alpha Group consider a direct repurchase of Shares, but representatives of the Giant/Alpha Group advised the Company that given current market prices such proposal would not provide sufficient proceeds to obtain an extension of maturity under the Giant/Alpha Group’s debt commitments without constituting a change in the controlling equity ownership of the Company under the Giant/Alpha Group’s debt arrangements, which the lenders would not permit. Representatives of the Giant/Alpha Group indicated that as a result, a direct repurchase was not a transaction in which the Giant/Alpha Group would participate.

On August 3, 2022, representatives of the Giant/Alpha Group informed the Special Committee and the Company that its lenders (a) agreed to extend certain Giant/Alpha Group debt maturities to September 2022, so long as the Company commences a tender offer in which the Giant/Alpha Group would receive an amount of proceeds sufficient, together with other sources of liquidity, to satisfy its debt obligations that are required to be paid in September 2022 and (b) confirmed that if the Giant/Alpha Group, after such transaction, were to beneficially own less than at least a majority of the Shares on a fully diluted basis, assuming all unvested equity awards have fully vested and all Shares subject to any options are outstanding, such change would constitute a change in the controlling equity ownership of the Company under the Giant/Alpha Group’s debt arrangements, and thus would constitute a breach of such arrangements. On August 18, 2022, representatives of the Giant/Alpha Group confirmed in writing to representatives of the Special Committee and the Company the positions of its lenders described above. Representatives of the Giant/Alpha Group also informed the Special Committee that, as a result of this extension, approximately $323 million of the Giant/Alpha Group’s indebtedness will become due in September 2022. Moreover, representatives of the Giant/Alpha Group informed the Special Committee and the Company that approximately $197 million of the Giant/Alpha Group’s indebtedness will become due on December 31, 2022, and approximately $1.328 billion will become due over the course of several years after 2022. Representatives of the Giant/Alpha Group also informed the Special Committee and the Company that affiliates of the Giant/Alpha Group have additional debt obligations in an aggregate amount approximately commensurate to the aggregate amount of debt that is owed by the Giant/Alpha Parties in 2023 and beyond, which obligations of the affiliates of the Giant/Alpha Group are not secured by shares of any member of the Giant/Alpha Group or Shares and with respect to which such affiliates intend to satisfy through means other than proceeds from the Giant/Alpha Group’s Shares.

The Special Committee engaged in discussions with the Giant/Alpha Group regarding the size and conditionality of the Offer. Furthermore, in early August 2022, representatives of the Special Committee resumed negotiations for a potential tender agreement (the “Tender Agreement”) with representatives of the Giant/Alpha Group, pursuant to which the Giant/Alpha Group would agree, among other things, to tender certain of its Shares in the Offer and to not sell or otherwise transfer any of the Giant/Alpha Group’s Shares to any third party prior to the expiration of the Offer, subject to certain termination rights, including, among others, if the Company reduces the purchase price of the Offer, and certain withdrawal rights, including, among others, in the event of undersubscription. As part of these discussions, the Giant/Alpha Group requested that the Special Committee consider recommending to the Board that the Company adopt a Share repurchase program in connection with the Offer. The Special Committee informed the Giant/Alpha Group that the Special Committee would not at that time make any recommendation to the Board regarding a Share repurchase program but that following the consummation of the Offer the Special Committee may consider, based on all the relevant facts and circumstances at that time, whether or not to recommend that the Board approve at that time a Share repurchase program or other strategic transaction. As of August 24, 2022, the Tender Agreement has not been executed, and the execution of the Tender Agreement remains subject to finalization of the terms of the Offer, including the price, size and timing thereof.

Throughout late July 2022 and early August 2022, representatives of JPHL informed the Company that discussions were ongoing regarding the terms of the transactions contemplated by the Joffre SPA. On August 24, 2022, the Joffre SPA was amended to extend the Pre-Closing Date to the later of September 30, 2022 and five business days after the date a Distribution Amount (as defined in the Joffre SPA) is received by the Giant/Alpha Group if such Distribution Amount is not received on or prior to September 30, 2022. Representatives of the Giant/Alpha Group and JPHL have informed the Company that they continue to diligently pursue the consummation of the transactions contemplated by the Joffre SPA, as amended.

Additional Information and Where to Find It

The Offer described above has not yet commenced and may not commence. This communication is not an offer to buy nor a solicitation of an offer to sell any securities of the Company. Any solicitation and offer to buy Shares will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that the Company intends to file with the Securities and Exchange Commission (the “SEC”). If applicable, once filed, investors will be able to obtain a free copy of these materials and all other documents filed by the Company with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the “Investors” section of the Company’s website at www.playtika.com. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE, INCLUDING THE TENDER OFFER STATEMENT OF THE COMPANY AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE OFFER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.

Forward-Looking Statements

The statements included above that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements. These forward-looking statements include without limitation statements regarding the Offer. Risks and uncertainties that could cause results to differ from expectations include: (i) uncertainties as to the timing and terms of the Offer; (ii) the risk that the Offer may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of the Company’s stockholders tendering their Shares in the Offer; (iv) the status of the situation regarding the Giant/Alpha Group, including its liquidity situation and the status of the transactions contemplated by the Joffre SPA; (v) the possibility that any or all of the various conditions to the consummation of the Offer may not be satisfied or waived; (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Offer; (vii) the effect of the announcement or pendency of the Offer on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its operating results and business generally or the trading market for its Shares; (viii) risks related to the Offer diverting management’s attention from the Company’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the Offer may result in significant costs of defense, indemnification and liability; (x) the Company’s ability to achieve the benefits contemplated by the Offer; and (xi) risks and uncertainties pertaining to the Company’s business, including the risks and uncertainties detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and its other filings with the SEC, as well as the tender offer materials to be filed by the Company in connection with the Offer.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update these statements to reflect events or circumstances after the date hereof, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PLAYTIKA HOLDING CORP.
Registrant

Date: August 24, 2022	By:	/s/ Craig Abrahams
Craig Abrahams
President and Chief Financial Officer